Exhibit 14.01

Code of

Business Conduct

and Ethics

Whitney Information Network, Inc.

INTRODUCTION

This Code of Business Conduct and Ethics (“the Code”) embodies the commitment of Whitney Information Network, Inc., its affiliates and subsidiaries (collectively, “WIN”) to conduct its business with the highest ethical standards and in accordance with all applicable laws, rules and regulations of the countries in which WIN engages in business. All members of the Board of Directors, Executive Officers, and Senior Financial Officers are expected to adhere to the principles and procedures set forth in this Code. Directors, Executive Officers, and Senior Financial Officers that are also WIN employees are also required to abide by WIN’s Employee Code of Conduct, which is not part of this Code.

PRINCIPLE 1 - CONDUCT

Standard 1.1 - Laws and Regulations

It is WIN’s policy to comply with all applicable laws, rules and regulations in the countries in which WIN engages in business. It is the personal responsibility of each Director, Executive Officer, and Senior Financial Officer to adhere to the standards and restrictions imposed by those laws, rules, and regulations. In some instances there may be a conflict between the applicable laws of two or more countries; if and when such a conflict is encountered, it is important to consult with the WIN’s General Counsel to determine how to resolve the conflict.

Standard 1.2 - Honesty

Each Director, Executive Officer, and Senior Financial Officer owes a duty to WIN to act with integrity. Integrity requires, among other things, being honest.

Standard 1.3 - Communications

Information provided by Directors, Executive Officers, and Senior Financial Officers to WIN must be full, fair, accurate, timely, and understandable.

Standard 1.4 - Conflicts of Interest

A “conflict of interest” occurs when an individual’s private interest interferes with the interests of WIN. A conflict of interest can arise when a Director, Executive Officer, or Senior Financial Officer makes actions or has interests that may make it difficult to perform his or her WIN work objectively and effectively. In particular, a Director, Executive Officer, and Senior Financial Officer must never use or attempt to use his or her position at WIN to obtain any improper personal benefit, including loans or guarantees of obligations from any person or entity, for himself or herself, for his or her family members, or for any other person. Situations which could result in conflicts of interest or the appearance of a conflict of interest should be avoided whenever possible.

Directors, Executive Officers, and Senior Financial Officers who own a 5% interest or greater in a private or public company that has direct or indirect dealings with WIN must disclose such information to WIN’s General Counsel.

Directors, Executive Officers, and Senior Financial Officers whose immediate family members (e.g., spouse, child, sibling, or in-law) own a 5% interest or greater in a private or public company that has direct or indirect dealings with WIN must disclose such information to WIN’s General Counsel.

Any Director, Executive Officer, or Senior Financial Officer who invests or owns an interest in any company that may be a WIN competitor must disclose such investment to WIN’s General Counsel.

Any Director, Executive Officer, or Senior Financial Officer who has a personal relationship with a WIN employee must disclose such relationship to WIN’s General Counsel.

Any Director, Executive Officer, or Senior Financial Officer who is aware of a transaction or relationship that could reasonably be expected to give rise to a conflict of interest should discuss the situation with WIN’s General Counsel, and such situation must be documented.

Standard 1.5 - Corporate Opportunities

Each Director, Executive Officer, and Senior Financial Officer owes a duty to WIN to advance WIN’s legitimate business interests when the opportunity to do so arises. Each Director, Executive Officer, and Senior Financial Officer is prohibited from taking for him or herself or directing to a third party a business opportunity that is discovered through the use of WIN corporate property, information, or position, unless WIN has already been offered and declines the opportunity. More generally, Directors, Executive Officers, and Senior Financial Officers are prohibited from using corporate property, information, or position for personal gain to the exclusion of WIN and from competing with WIN.

Standard 1.6 - Confidentiality

In carrying out WIN’s Business, Directors, Executive Officers, and Senior Financial Officers often learn confidential or proprietary information about WIN, its customers, suppliers, or other third parties. Directors, Executive Officers, and Senior Financial Officers must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized by WIN or legally required. Confidential or proprietary information of WIN or other companies includes any non-public information that would be harmful to the relevant company or helpful to competitors if disclosed.

Standard 1.7 - Influencing Auditors

No Director, Executive Officer, or Senior Financial Officer shall take any action to unduly influence, coerce, manipulate, or mislead WIN’s independent auditors.

Standard 1.8 - Fair Dealing

WIN does not seek competitive advantages through illegal or unethical business practices. Each Director, Executive Officer, and Senior Financial Officer should endeavor to deal fairly with WIN’s customers, service providers, suppliers, competitors, and employees. No Director, Executive Officer, or Senior Financial Officer should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

Standard 1.9 - Protection and Proper Use of Company Assets

All Directors, Executive Officers, and Senior Financial Officers should protect WIN’s assets and help ensure their efficient use. All WIN assets should be used for legitimate business purposes only.

Standard 1.10 - Insider Trading

It is both illegal and against WIN policy for any Director, Executive Officer, or Senior Financial Officer who is aware of material non-public information relating to WIN or any of WIN’s customers to buy, sell, or otherwise speculate in any securities of those issuers (including derivatives related to such securities), or recommend that another person buy, sell, hold, or otherwise speculate in the securities of those issuers.

Standard 1.11 - Quarterly Blackout Period

It is against WIN policy, as established by the Board of Directors, for any Director, Executive Officer, and Senior Financial Officer to purchase, sell, or otherwise acquire or transfer any equity security of WIN during a quarterly blackout period. A quarterly blackout period begins ten days prior to and ends three days after the quarterly announcement of WIN’s earnings.

Standard 1.12 - Temporary Blackout Periods

WIN may also institute temporary blackout periods in the event of a material corporate development. Notice of such development will be distributed by means of a written or electronic communication specifying the duration of the blackout period.

PRINCIPLE 2 - CONDUCT OF SENIOR FINANCIAL OFFICERS

Standard 2.1 - Senior Financial Officers Conduct

In this Code, “Senior Financial Officer” means the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and the Vice President of Finance and Controller of WIN and the Chief Financial Officer and Controller of each significant WIN Company or subsidiary.

Standard 2.2 - Disclosure Controls Compliance

Senior Financial Officers shall be familiar and comply with WIN’s disclosure controls and procedures and internal controls over financial reporting to the extent relevant to his or her area of responsibility, so that WIN’s reports, other documents filed, or submitted or furnished to the Securities and Exchange Commission (“SEC”) comply in all material respects with applicable federal securities laws and SEC rules and regulations.

Standard 2.3 - Full, Fair, Accurate, and Timely Disclosures

Senior Financial Officers shall provide full, fair, accurate, timely, and understandable disclosures in reports and documents that are filed with or submitted to the SEC and other governmental agencies and in any press release or other public communications.

Standard 2.4 - Disclosures free of Misrepresentations

Senior Financial Officers shall provide full, fair, accurate, timely, and understandable information, without misrepresenting or causing others to misrepresent, material facts about WIN to the SEC, WIN’s independent auditors, WIN employees or independent contractors.

Standard 2.5 - Compliance with Laws & Regulatory Agencies

Senior Financial Officers shall comply with laws, rules and regulations of national, state, provincial, and local governments and other appropriate regulatory agencies and self-regulatory bodies.

PRINCIPLE 3 - CODE COMPLIANCE AND ENFORCEMENT

Standard 3.1 - Reporting

Directors, Executive Officers, and Senior Financial Officers should strive to identify and raise potential issues before they become problems and should ask about the application of this Code whenever in doubt. Any Director, Executive Officer, or Senior Financial Officer who becomes aware of any existing or potential violation of this Code shall promptly notify WIN’s General Counsel. WIN will take such disciplinary or preventive action as it deems appropriate to address any existing or potential violation of this Code brought to its attention, including notifying the appropriate enforcement authorities in the event of criminal or other violations of law. If any provision of this Code is not permitted by the local laws of a country in which WIN engages in business, then WIN’s General Counsel should be consulted. WIN will not tolerate retaliation for reports of violations of this Code made in good faith.

Any questions relating to how these policies should be interpreted or applied should be addressed to WIN’s General Counsel.

WAIVERS

Amendments and Waivers of this Code

Under certain limited circumstances, WIN may amend or waive certain provisions of this Code. Any Director, Executive Officer, or Senior Financial Officer who believes that a waiver may be appropriate should discuss the matter with WIN’s General Counsel. Waivers may be made only by the Corporate Governance and Nominating Committee of WIN’s Board of Directors or WIN’s Board of Directors. Any waiver or amendment to this Code will be promptly disclosed to shareholders and may require disclosure in a public filing with the SEC on a form 8-K pursuant to federal securities rules and regulations.